Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2008, except with respect to our opinion on the consolidated financial statements in so far as they relate to the effects of the discontinued operations as discussed in Note 24, as to which the date is December 3, 2008, relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Developers Diversified Realty Corporation's Current Report on Form 8-K dated December 3, 2008.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
December 3, 2008